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                                                                     Exhibit 5.1


                              Gregory P. Landis
                  Senior Vice President and General Counsel
                         AT&T Wireless Services, Inc.



                                  July 5, 2001


AT&T Wireless Services, Inc.
7277 164th Avenue NE, Building 1
Redmond, Washington  98052

Ladies and Gentlemen:

     With reference to the registration statement on Form S-1, Registration No. 333-60472 (the "Registration Statement") that AT&T Wireless Services, Inc. (the "Company") has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to up to 185,308,303 shares of the Company's common stock, par value $.01 per share (such number of shares, or such lesser number as may be registered by the Registration Statement, the "Common Stock"), I am of the opinion that when the Common Stock has been sold in the manner contemplated by the Registration Statement, such Common Stock will be legally issued, fully paid and non-assessable.


     I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement. I also consent to the making of the statement with respect to me in the Registration Statement under the heading "Legal Matters."


                                   Very truly yours,



                                   /s/ Gregory P. Landis
                                   --------------------------------
                                       Gregory P. Landis